Strategic Marketing Agreement

This Strategic Marketing Agreement (the "Agreement") is entered into as of the 1st day of March 2004, (the "Effective Date") between KingThomason Credit Card Services, Inc. ("KTCC"), a California corporation, having its principal place of business located at 2600 Old Crow Canyon Rd. Suite 201, San Ramon, California 94583 and Medical Capital Corporation ("MCC"), a Nevada corporation, having its principal place of business located at 2100 South State College Blvd. Anaheim, California 92806.

WHEREAS, KTCC is in the business of managing a sophisticated medical accounts receivable program (the "Program") for doctors, dentists, hospitals and other medical entities throughout the country that is designed to recover past due private-pay accounts receivable for health care providers and institutions.

WHEREAS, MCC is in the business of representing specific health care providers and institutions in the United States whose high priority is to address the accelerating issue of expanding past due accounts receivable.

WHEREAS, KTCC and MCC desire to establish an ongoing business relationship as represented by this Agreement whereby KTCC and MCC will cooperate jointly in the marketing, sale and on-going support of each other’s Programs.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.	Independent Contractor. This Agreement does not constitute either party as a partner, joint venture, employee, or legal representative of the other party for the purpose of this Agreement. Neither party to this Agreement has granted any right or authority to assume or create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party or to bind the other party in any manner. At all times, both parties, in fulfilling their obligations pursuant to this Agreement, shall be acting as independent contractor, and each party hereby indemnifies and agrees to hold the other party harmless from any liability, which may be asserted against the other by any third party or Member as the result of any act or failure to act by either party to this Agreement in connection with its duties and obligations referenced herein.

Exhibit 10.12 Page 1of 7 Pages

Section 2.	Confidential Non-Disclosure & Non-Circumvention. Each of the parties to this Agreement, separately and individually, for themselves, their employees, contractors and their associates, hereby agree and covenant that neither party nor its corporation, subsidiaries, employees, principals, agents, consultants or assigns will disclose any individual or entity introduced by the other or the form or substance of any documentation, information, or practice of the other in connection with any and all transactions entered into between the undersigned parties and their respective clients, principals, purchasers, sellers, or agents, except in the furtherance of a mutually beneficial transaction or without prior written consent of the other party. Both parties to this agreement warrant to each other that they will not disclose any information encompassed in this section without prior written acknowledgement to each other. By their signature below and execution of this Agreement, each party hereto does hereby agree and covenant not to circumvent in any way the other party to this Agreement by using any individual or entity introduced by the other parties in business dealings from the Effective Date of this Agreement, as referenced herein above, with respect to transactions entertained by the parties to this Agreement, including new, follow-up, repeat, extended, or re-negotiated transactions subsequent to the initial transaction. This section of the Agreement shall remain in effect for one (1) year after the termination of this Agreement, unless cancellation is jointly agreed upon in writing.

Section 3.	Responsibilities & Fees.

3.1	MCC understands and agrees that its responsibility is to support and promote KTCC's Program with its clients and in any other areas where such promotion would be beneficial to both or either party to this Agreement. Furthermore, MCC agrees to dedicate reasonable resources to the sales and marketing support efforts of KTCC's Program with its clients and others, as appropriate. Such support will include, but not be limited to, correspondences sent to clients on a regular basis, arrange and attend meetings with MCC clients and/or their entities to promote and initiate the KTCC Program

3.2	KTCC and MCC agree that MCC will receive commissions, the terms of which are represented in Exhibit A, attached hereto and by reference made a part hereof.

Exhibit 10.12 Page 2 of 7 Pages

3.3.	KTCC understands and agrees its responsibility is to manage its medical accounts receivable Program for doctors, dentists and hospitals and other medical entities throughout the country with an objective to recover past due accounts receivable for health care providers and institutions in accordance with which ever service agreement specific clients choose.

3.4.	KTCC and MCC agree that MCC will have the right to market in all states of the United States of America.

Section 4.	Controlling Law. This Agreement shall be construed and controlled by the laws of the State of California and venue will be Orange County, California. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association.

Section 5.	Term of Agreement and Termination

5.1.	The Effective Date of this Agreement shall be as referenced herein above and shall continue until canceled by either party as referenced below.

5.2.	Insolvency. This Agreement shall be terminated in the event that either party becomes insolvent, files a petition in bankruptcy, files a petition seeking reorganization, arrangement, or any similar relief available at law regarding insolvency or relief from debtors, or makes an assignment for the benefit of creditors, or if a receiver, trustee, or similar officer is appointed for the business or property of either party.

5.3.	MCC default. This Agreement may be terminated by KTCC in the event that MCC has not performed a material covenant or has otherwise breached any material term of this Agreement, (i) upon receipt of written notice thereof, if the nonperformance or breach is incapable of cure, or (ii) upon the expiration of thirty (30) days after date of written notice thereof, if the non-performance or breach is capable of cure and has not been cured.

Exhibit 10.12 Page 3 of 7 Pages

5.4.	KTCC default. This Agreement may be terminated by MCC, in the event that KTCC has not performed a material covenant or has otherwise breached any material term of this Agreement, (i) upon receipt of written notice thereof, if the nonperformance or breach is incapable of cure, or (ii) upon the expiration of thirty (30) days after the date of written notice thereof, if the non-performance or breach is capable of cure and has not been cured.

5.5.	Mutual agreement. This Agreement may be terminated upon mutual written agreement.

5.6.	Upon termination of this Agreement, MCC will be fully vested in the business that they have brought to KTCC, which KTCC has accepted in writing, that KTCC has completed, and that KTCC has or will receive revenue from said clients.

Section 6.	Warranties and Indemnification

6.1.	KTCC will defend, indemnify and hold harmless from and against all damages and costs incurred by MCC arising from any misinformation provided MCC by KTCC or its agents that is subsequently provided to the MCC clients or others or the infringement of any proprietary rights in the KTCC service or marketing thereof as permitted hereunder.

6.2.	MCC shall defend, indemnify and hold KTCC harmless for and against all damages and costs incurred by KTCC arising from intentional improper independent actions by MCC.

Section 7.       Miscellaneous

7.1.	KTCC and MCC each warrant to the other that to the best of its knowledge as of the Effect Date as first above written, there are no third party infringement claims with regard to the subject matter anticipated by this Agreement.

7.2.	Each party to this Agreement represents and warrants that there exists no contracts, agreements or understandings which preclude, or would be violated by, its performance under this Agreement that has not been disclosed to KTCC in writing.

Exhibit 10.12 Page 4 of 7 Pages

7.3.	In the event that arbitration is unsuccessful and litigation arises in connection with the enforcement of the terms of this Agreement, the prevailing party shall be entitled to the recovery from the other party of its reasonable court approved attorney fees and actual court costs incurred by the prevailing party in such litigation.

7.4.	A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

7.5.	Should any part or provision of this Agreement be held unenforceable or in conflict with the law of any competent U.S. jurisdiction, the validity of the remaining parts or provisions shall not be affected by such holding.

7.6.	The headings used on the Sections and Paragraphs herein are for the convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

7.7.	No assignment of this Agreement or delegation of any rights or obligations hereunder may be made by either party without the prior written approval of the other. However, both parties shall have the right to transfer its rights and obligations hereunder to any entity that acquires all or substantially all of its equity. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the respective parties, their successors/assigns and representatives.

7.8.	Notices. All notices must be in writing or confirmed in writing. Notices shall be deemed received and effective when placed in the hands of a reliable express courier, deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested, or sent by facsimile, if confirmation of receipt is requested and obtained, and addressed to MCC at 2100 South State College Blvd. Anaheim, CA 92608, to the Attention of its President. To KTCC at 2600 Old Crow Canyon Rd., Suite 201, San Ramon, California 94583, to the Attention of its President. The foregoing addresses may be changed by delivery of notice in accordance with this paragraph.

Exhibit 10.12 Page 5 of 7 Pages

7.9.	Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of a required obligation, if such failure or delay is caused by riot, fire, flood natural disaster or other similar cause beyond such party's control, provided that such party gives prompt notice of such condition and resumes its performance as soon as possible, and provided further that the other party may terminate this Agreement upon delivery of notice, if such condition continues for a period of ninety (90) days.

7.10.	This Agreement, including any appendices, constitutes the entire Agreement between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings. This Agreement may only be modified in writing and signed by authorized representatives of both parties. Agreements between the parties hereto relating to other matters remain unchanged and in full force.

7.11	It is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party to this Agreement will have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

Section 8.     Limitation of Liability. In no event shall either party to this Agreement be liable to the other for punitive, incidental, indirect, special or consequential damages of any kind, by the claims of third parties to and or KTCC and MCC.

Section 9.    This Agreement may be executed in two counterparts, each of which, or facsimile thereof, shall be deemed an original, legal and enforceable document.

IN WITNESS WHEREOF, KTCC and MCC, through their duly authorized representatives, hereby execute this Agreement as of the Effective Date as first set forth above.

Agreed: KingThomason Credit Card Services, Inc.	Agreed: Medical Capital Corporation
/s/ Thomas King 3/26/04	/s/ Adam Field 3/26/04
Signature Date	Signature Date
Name Thomas King Title President	Name Adam Field Title Vice President of Development

Exhibit 10.12 Page 6 of 7 Pages

EXHIBIT A

COMPENSATION RATES

Medical Capital Corporation will receive a five percent (5%) marketing concession fee on specific revenues received by KingThomason Credit Card Services, Inc. ("KTCC") that were derived from clients enrolled in KTCC's Program for the recovery of past due A/R. Such Medical Capital revenues will be calculated against the funds recovered through KTCC's Medical Accounts Receivable Credit Card Program for the duration of the Agreement.

Medical Capital will, in a timely manner, acknowledge in writing to KTCC, and KTCC must countersign the acknowledgement, all clients that it intents to do business with under this Program and receive compensation for under this agreement.

Such fees will be paid within 30 days following KTCC’s receipt of funds for client A/R services under KTCC's Program as referenced in the Agreement.

Medical Capital Corporation agrees to pay all taxes or any fees that will be due or become due with regard to its participation in the specific performance of the Agreement hereto. This provision includes any such fees or taxes of any and every description that may currently be in affect, arise in the future or are imposed on past performance as a result of the receipt of any marketing concession fee(s).

IN WITNESS WHEREOF, KingThomason Credit Card Services, Inc. and Medical Capital Corporation, through their duly authorized representatives, hereby execute this Agreement as of the Effective Date as first set forth above.

Agreed: KingThomason Credit Card Services, Inc.	Agreed: Medical Capital Corporation
/s/ Thomas King 3/26/04	/s/ Adam Field 3/26/04
Signature Date	Signature Date
Name Thomas King Title President	Name Adam Field Title Vice President of Development

Exhibit 10.12 Page 7 of 7 Pages